Exhibit 99.1
NEWS RELEASE
1495 Steiger Lake Lane
Victoria, Minnesota 55386
952-443-2500
CONTACTS:                                                                                                   For Immediate Release
           Mark Thomas, CEO/CFO
HEI Inc. Names Mark B. Thomas as CEO
Additional Management and Board Changes Announced
MINNEAPOLIS, October 20, 2006 / PR Newswire — First Call / — HEI, Inc. (Nasdaq: HEII) (http://www.heii.com ) announced today that Mark Thomas, the Company’s current Chief Financial Officer, has been named Chief Executive Officer. Mr. Thomas will remain as the Company’s Chief Financial Officer. He succeeds Mack V. Traynor III who informed the Board of his desire to resign as a Board Member and Chief Executive Officer. The changes are effective immediately.
     Mr. Thomas (44) has served as the Chief Financial Officer of HEI, Inc. since July 12, 2006. Mr. Thomas is the President of Mark Thomas Enterprises, LLC, a Minneapolis-based consulting firm founded in 2004 which focuses on turnaround and financial management for both publicly-traded and privately-held companies. From 1992 through 2004, Mr. Thomas was President, CEO, CFO and a director of Ballistic Recovery Systems, Inc., a provider of whole-aircraft emergency parachute systems to the general aviation and recreational aviation markets. Mr. Thomas is a certified public accountant and holds a bachelor’s degree in accounting from Moorhead State University.
     The Board has no present plans with respect to filling the vacancy in the Board of Directors.

HEI, Inc. designs, develops and manufactures microelectronics, subsystems, systems, connectivity and software solutions for OEMs engaged in the medical equipment and medical device, hearing, communications, and industrial markets. HEI provides its customers with a single point of contact that can take an idea from inception to a fully functional, cost effective and manufacturability product utilizing innovative design solutions and by the application of state-of-the-art materials, processes and manufacturing capabilities.

Headquarters & Microelectronics Division	PO Box 5000, 1495 Steiger Lake Lane, Victoria, MN 55386
-Advanced Medical Division	4801 North 63rd Street, Boulder CO 80301
-High Density Interconnect Division	610 South Rockford Drive, Tempe, AZ 85281
-RF Identification and Smart Card Division	1546 Lake Drive West, Chanhassen, MN 55317
FORWARD LOOKING INFORMATION
Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements in this press release include statements regarding the implementation of business strategies, growth of specific markets, potential sales and revenue figures and operational expectations. All of such forward-looking statements involve risks and uncertainties including, without limitation, continuing adverse business and market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI’s suppliers, our ability to satisfy financial or other obligations or covenants set forth in our banking agreements, adverse competitive developments, change in or cancellation of customer requirements, collection of outstanding debt and receivables, and other risks detailed from time to time in HEI’s SEC filings. We undertake no obligation to update these statements to reflect ensuing events or circumstances, or subsequent actual results.